Exhibit 21.1
LIST OF SUBSIDIARIES OF CABELA’S INCORPORATED

Name of Subsidiary	State of Organization

Cabela’s Catalog, Inc.	Nebraska
Cabela’s Lodging, LLC	Nebraska
Cabela’s Outdoor Adventures, Inc.	Nebraska
Cabela’s Marketing & Brand Management, Inc.	Nebraska
Cabela’s Retail, Inc.	Nebraska
Cabela’s Trophy Properties, LLC	Nebraska
Cabela’s Ventures, Inc.	Nebraska
Cabela’s Wholesale, Inc.	Nebraska
Cabelas.com, Inc.	Nebraska
Original Creations, LLC	Minnesota
Van Dyke Supply Company, Inc.	South Dakota
WFB Funding Corporation	Nebraska
WFB Funding, LLC	Nebraska
Wild Wings, LLC	Minnesota
World’s Foremost Bank	Nebraska
Cabela’s Retail GP, LLC	Nebraska
CRLP, LLC	Nebraska
Cabela’s Retail TX, L.P.	Nebraska
Cabela’s Retail LA, LLC	Nebraska